As filed with the Securities and Exchange Commission on July 26, 2024.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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BROOKDALE SENIOR LIVING INC.
(Exact name of registrant as specified in its charter)
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Delaware	20-3068069
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

111 Westwood Place, Suite 400 Brentwood, Tennessee	37027
(Address of principal executive offices)	(Zip Code)
BROOKDALE SENIOR LIVING INC. 2024 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

Chad C. White
Executive Vice President, General Counsel and Secretary
111 Westwood Place, Suite 400
Brentwood, Tennessee 37027
(Name and address of agent for service)

(615) 221-2250
(Telephone number, including area code, of agent for service)
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This registration statement covers the offer and sale of 12,626,920 shares of common stock, par value $0.01 per share (the “Common Stock”), of Brookdale Senior Living Inc. (the “Company”) that may be issued and sold under the Brookdale Senior Living Inc. 2024 Omnibus Incentive Plan (the “Plan”). The amount of Common Stock registered hereby includes the 9,100,000 shares of Common Stock reserved for issuance pursuant to the Plan as approved by the Company's stockholders at the Annual Meeting of Stockholders held on June 18, 2024 and 3,526,920 shares of Common Stock reserved but unissued under the Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan (the “2014 Omnibus Incentive Plan”) as of June 18, 2024. No new awards will be granted under the 2014 Omnibus Incentive Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*
The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the SEC are hereby incorporated by reference in this registration statement:

(a)    The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on February 21, 2024;

(b)    The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024 filed with the SEC on May 8, 2024;

(c)    The Company’s Current Reports on Form 8-K filed with the SEC on April 1, 2024 and June 20, 2024; and

(d)    The description of the Common Stock contained in the Registration Statement on Form 8-A dated October 11, 2005, filed with the SEC by the Company to register such securities under the Securities Exchange Act of 1934, as amended, including all amendments and reports filed for the purpose of updating such description (including Exhibit 4.2 to the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023 filed with the SEC on May 9, 2023) prior to the termination of the offering of the Common Stock offered hereby.

Information furnished under Items 2.02 and 7.01 of the Company’s Current Reports on Form 8-K, including the related exhibits, is not incorporated by reference in this registration statement.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Chad C. White, Executive Vice President, General Counsel and Secretary of the Company. Mr. White is employed by the Company and is eligible to participate in the Plan. As of July 26, 2024, Mr. White beneficially owned 641,413 shares of Common Stock, including unvested restricted stock units previously granted to him under the 2014 Omnibus Incentive Plan (and assuming target performance of performance-based restricted stock units with performance periods that have not been completed).

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, as amended, or the DGCL, allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies if (i) such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

The Company’s amended and restated certificate of incorporation states that no director shall be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as director, except for breaches of the duty of loyalty, and for acts or omissions in bad faith or involving intentional misconduct or knowing violation of law. A director is also not exempt from liability for any transaction from which he or she derived an improper personal benefit, or for violations of Section 174 of the DGCL. To the maximum extent permitted under Section 145 of the DGCL, our amended and restated certificate of incorporation authorizes us to indemnify any and all persons whom we have the power to indemnify under the law.

Our amended and restated bylaws provide that the Company will indemnify, to the fullest extent permitted by the DGCL, each person who was or is made a party or is threatened to be made a party in any legal proceeding by reason of the fact that he or she is or was a director or officer of the Company or a subsidiary. However, such indemnification is permitted only if such person acted in good faith, lawfully and not against our best interests. Indemnification is authorized on a case-by-case basis by (1) our board of directors by a majority vote of disinterested directors, (2) a committee of the disinterested directors, (3) independent legal counsel in a written opinion if (1) and (2) are not available, or if disinterested directors so direct, or (4) the stockholders.

Indemnification of former directors or officers shall be determined by any person authorized to act on the matter on our behalf. Expenses incurred by a director or officer in defending against such legal proceedings are payable before the final disposition of the action, provided that the director or officer undertakes to repay us if it is later determined that he or she is not entitled to indemnification.

The Company has entered into separate indemnification agreements with its directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and amended and restated bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We maintain directors’ and officers’ liability insurance for our officers and directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on November 5, 2019).
4.2	Amended and Restated Bylaws of the Company dated October 29, 2019 (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on October 29, 2019).
4.3	Form of Certificate for common stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (Amendment No. 3) (No. 333-127372) filed on November 7, 2005).
5.1	Opinion of Chad C. White, Executive Vice President, General Counsel and Secretary of Brookdale Senior Living Inc.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Chad C. White (included in Exhibit 5.1).
24.1	Power of Attorney (set forth on the signature pages hereto).
99.1	Brookdale Senior Living Inc. 2024 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 20, 2024).
107	Filing Fee Table.

Item 9. Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on this 26th day of July, 2024.

BROOKDALE SENIOR LIVING INC.

By:	/s/ Dawn L. Kussow
Name:	Dawn L. Kussow
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of Brookdale Senior Living Inc., a Delaware corporation, hereby constitutes and appoints Dawn L. Kussow and Chad C. White and each of them, severally, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, to sign in any and all capacities this registration statement and any and all amendments (including post-effective amendments) and exhibits to this registration statement and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Denise W. Warren	Non-Executive Chairman of the Board	July 26, 2024
Denise W. Warren

/s/ Lucinda M. Baier	President, Chief Executive Officer and Director	July 26, 2024
Lucinda M. Baier	(Principal Executive Officer)

/s/ Dawn L. Kussow	Executive Vice President and Chief Financial Officer	July 26, 2024
Dawn L. Kussow	(Principal Financial and Accounting Officer)

/s/ Jordan R. Asher	Director	July 26, 2024
Jordan R. Asher

/s/ Frank M. Bumstead	Director	July 26, 2024
Frank M. Bumstead

/s/ Claudia Napal Drayton	Director	July 26, 2024
Claudia Napal Drayton

Signature	Title	Date

/s/ Victoria L. Freed	Director	July 26, 2024
Victoria L. Freed

/s/ Elizabeth B. Mace	Director	July 26, 2024
Elizabeth B. Mace

/s/ Lee S. Wielansky	Director	July 26, 2024
Lee S. Wielansky